Exhibit 10.1

FORM OF RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as of [                    ], (“Grant Date”) is between MasterCard Incorporated, a Delaware Corporation (“Company”), and you (“Employee”). Capitalized terms that are used but not defined in this Agreement have the meanings given to them in the 2006 Long Term Incentive Plan (“Plan”).

WHEREAS, the Company has established the Plan, the terms of which Plan, but not the standard terms and conditions of Section 9.4 of such Plan, are made a part hereof;

WHEREAS, the Human Resources Compensation Committee of the Board of Directors of the Company (“Committee”) has approved this grant under the terms of the Plan;

NOW, THEREFORE, the parties hereby agree as follows:

1. Grant of Units.

Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to you the number of Units reflected in your grant statement, the terms of which statement are incorporated as a part of this Agreement. The Units comprising this award will be recorded in an unfunded Units account in your name maintained on the books of the Company (“Account”). Each Unit represents the right to receive one share of the Company’s $0.0001 par value Class A Common Stock (“Common Shares”) under the terms and conditions set forth below.

2. Vesting Schedule.

(a) Subject to (b) and (c) below, the interest of the Employee in the Units shall vest on [            ], conditioned upon the Employee’s continued employment with the Company or an Affiliated Employer as of [                    ].

(b) In the event that the Employee’s employment with the Company or an Affiliated Employer terminates by reason of the Employee’s death following the Grant Date, 100 percent of the Employee’s then unvested Units shall vest. In the event the Employee’s employment with the Company or an Affiliated Employer terminates due to Disability or Retirement more than six months after the Grant Date, unvested Units shall continue to vest as if there had been no termination of employment and shall be paid as set forth in section 6(a). In the event Employee’s employment with the Company or an Affiliated Employer terminates for any other reason, unvested Units shall be forfeited.

(c) In the event that the Employee’s employment with the Company or an Affiliated Employer, or successor thereto, is terminated (within the meaning of Code section 409A) without Cause or by the Employee with Good Reason, six months preceding or two years following a Change in Control, 100 percent of the Employee’s then unvested Units shall vest.

3. Transfer Restrictions.

The Units granted hereunder may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, hypothecated, pledged, or otherwise disposed of and may not be subject to lien, garnishment, attachment or other legal process, except as expressly permitted by the Plan.

4. Stockholder Rights.

Prior to the time that Employee’s Units vest and the Company has issued Common Shares relating to such Units, Employee will not be deemed to be the holder of, or have any of the rights of a holder with respect to, any Common Shares deliverable with respect to such Units. Specifically, and without limiting the foregoing, Employee shall not be entitled to dividends or dividend equivalents prior to being issued Common Shares.

5. Changes in Stock.

In the event of any change in the number and kind of outstanding stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Shares (other than a dividend payable in Common Shares) the Company shall make an appropriate adjustment in the number and terms of the Units credited to the Employee’s Account as provided in the Plan.

6. Form and Timing of Payment.

(a) The Company shall pay within 60 days of the [            ], vesting date set forth in section 2(a) above, a number of Common Shares equal to the aggregate number of vested Units credited to the Employee as of vesting.

(b) In the event of vesting under section 2(b) above due to an Employee’s death, payment shall be made within 60 days following death.

(c) In the event of vesting under section 2(c) above due to termination in connection with a Change in Control, payment shall be made on the first business day which is at least six months following the termination or at such later date permitted under Code section 409A.

7. Compliance with Law.

No Common Shares will be delivered to Employee in accordance with section 6 above unless counsel for the Company is satisfied that such delivery will be in compliance with all applicable laws.

8. Death of Employee.

In the event of the Employee’s death, where the death results in vesting and payment of Units under section 2(b) above, payment shall be made to the Employee’s estate or beneficiary.

9. Taxes.

The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Shares on vesting of Units hereunder. The Company is authorized to deduct from the total number of Common Shares Employee is to receive on settlement of the Units the total value equal to the amount necessary to satisfy any such withholding obligation at the minimum applicable withholding rate, or to obtain withholdings in any other method permitted by the Plan. To the extent necessary to meet any obligation to withhold Federal Insurance Contributions Act taxes before settlement of the Units, the Company is authorized to deduct those taxes from other current wages.

10. Discretionary Nature of Plan.

Employee acknowledges and agrees that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Units under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Units, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of Units granted and vesting provisions.

11. Data Authorization.

Pursuant to applicable Data Protection laws, the Employee’s personal data will be collected and used as necessary for the Company’s administration of the Plan and Employee’s participation in the Plan. Employee’s denial and/or objection to the collection, processing and transfer of personal data may affect Employee’s participation in the Plan. As such, Employee voluntarily acknowledges and consents (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

As part of the Company’s administration of the Plan, the Company and the Affiliated Employer may hold certain personal information about Employee, including Employee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options, units or any other entitlement to shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in Employee’s favor. This information is held for the purpose of managing and administering the Plan (“Data”).

The Data may be provided by Employee or collected, where lawful, from third parties, and the Company or the Affiliated Employer will process the Data for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan. Data processing will take place through electronic and non-electronic means as necessary to administer the plan and will be handled in conformance with the confidentiality and security provisions as set forth by applicable laws and regulations in

Employee’s country of residence (and country of employment, if different). The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for Employee’s participation in the Plan.

The Company and the Affiliated Employer may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Employee’s participation in the Plan, and the Company and the Affiliated Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. Please note these entities may be located in the European Economic Area, the United States or elsewhere in the world. Employee hereby authorizes (where required under applicable law) these parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing Employee’s participation in the Plan. This includes any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of Common Stock on Employee’s behalf to a broker or other third party with whom Employee may elect to deposit any shares of Common Stock acquired pursuant to the Plan.

Employee may, at any time, exercise Employee’s rights provided under applicable personal data protection laws. These rights may include (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage of the Data, (d) oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and Employee’s participation in the Plan, and (e) withdraw Employee’s consent to the collection, processing or transfer of Data as provided hereunder (in which case, Employee’s Award will be null and void). Employee may seek to exercise these rights by contacting the Employee’s local Human Resources manager or the Company’s Human Resources Department.

12. Consent to On-Line Grant and Acceptance.

Employee acknowledges and agrees that, as a term of this grant of Units, any grant, communication, or acceptance of such grant, if applicable, is permitted to be made and processed through the online system operated and maintained for this purpose. Employee further acknowledges and agrees that execution of any documents through such system shall have the same force and effect as if executed in writing.

13. Section 409A.

To the extent the Company determines that this agreement is subject to Code section 409A, but does not conform with the requirements of Code section 409A the Company may at its sole discretion amend or replace the agreement to cause the agreement to comply with Code section 409A. The agreement shall be construed and administered consistent with Code section 409A or an exemption from Code section 409A.

14. Miscellaneous.

(a) All amounts credited to the Employee’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. The Employee’s interest in the Account shall make the Employee only a general, unsecured creditor of the Company.

(b) The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

(c) Any notice required or permitted hereunder that is not covered by section 12 above, shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company or upon delivery to the Company at 2000 Purchase Street, Purchase, New York 10577, Attn: Group Head, Global Rewards.

(d) Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant the Employee any right to remain in the employ of the Company.

(e) This Agreement, along with the incorporated grant letter, constitutes the entire agreement of the parties with respect to the subject matter hereof.

By	/s/
Name:
Title:

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